                                                                     EXHIBIT 5.2

United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
1070 BT AMSTERDAM
The Netherlands

Ladies and Gentlemen:

    We have acted as special United States counsel to United Pan-Europe Communications N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission") on October 27, 1999. Pursuant to the Registration Statement, up to U.S. $800,000,000 and (Euro)300,000,000 aggregate principal amount of the Company's outstanding 10 7/8% Senior Notes due 2009 and U.S. $735,000,000 aggregate principal amount at maturity of the Company's outstanding 12 1/2% Senior Discount Notes due 2009 (the "Outstanding Notes") are exchangeable for up to like amounts of the Company's 10 7/8% Series B Senior Notes due 2009 and 12 1/2% Series B Senior Discount Notes due 2009 (the "Exchange Notes"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to indentures (the "Indentures") dated as of October 29, 1999 between the Company and Citibank N.A., as trustee (the "Trustee"), registrar, paying agent and transfer agent.

    In our capacity as special United States counsel to the Company, we have examined the Registration Statement, the Indentures filed as exhibits to the Registration Statement, the Outstanding Notes, a form of the Exchange Notes contained in such Indenture and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

    In rendering this opinion we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee and the Company.

    Based upon the foregoing, it is our opinion that when the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authorized, executed, issued and delivered by the Company under the laws of The Netherlands and have been duly authenticated by the Trustee, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors' rights generally and by possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights and except as enforcement thereof is subject to general principles of equity (regardless of whether such enforcement may be sought in a proceeding in equity or law).

    We express no opinion as to matters governed by any law other than laws of the State of New York and the federal laws of the United States. In rendering the opinion expressed herein, we have, with your approval, relied without independent investigation as to all matters governed by or involving conclusions under the law of the Netherlands upon the opinion (including the qualifications, assumptions and limitations expressed therein) of Loeff Claeys Verbeke, Dutch counsel for the Company, of even date herewith, a copy of which is being filed as Exhibit 5.1 to the Registration Statement.

    We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.

Very truly yours,

Holme Roberts & Owen LLP

By: ________________________________
     Francis R. Wheeler, Partner

                                       2